Exhibit 99.1

GSE Systems Reports Second Quarter 2024 Financial Results

Columbia, MD – August 14, 2024 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and decarbonization initiatives of the nuclear power industry, today announced financial results for the second quarter (“Q2”) ended June 30, 2024.

Q2 2024 and Recent Highlights

•	Improved gross profit growth driven by Engineering segment, with a 14% increase over Q1 of 2024 and Q2 of 2023.
•	Achieved positive Adjusted EBITDA for the first half of 2024, due to continued strong performance from our Engineering segment and diligent operating expense management.
•	Backlog at June 30, 2024, was $34.7 million, including $30.4 million of Engineering backlog, and $4.3 million of Workforce Solutions backlog.
•	Ended Q2 with cash, cash equivalents and restricted cash of $2.7 million, including restricted cash of $1.5 million.
•	Subsequent to Q2 end, GSE entered into definitive merger agreement to be acquired by Pelican Energy Partners.

Management Commentary

Ravi Khanna, President & Chief Executive Officer of GSE, commented, “I am pleased with the second quarter results, which showed the execution of our strategic plan of improved utilization, which resulted in improved gross profit margin and continued diligence on expense controls. This combination led the company to report positive adjusted EBITDA of $0.6 million during the quarter. While the company is operating at an efficient level, order flow in the quarter was a bit softer, which reflects that the industry continues to recover at a cautious pace. We continue to see potential order flow at a respectable level, but also are experiencing continued timing issues, as projects are consistently getting pushed to the right. Considering where we are in the current cycle, the company has entered into a definitive agreement with Pelican Energy Partners and believes it to be highly beneficial  for GSE shareholders, customers and employees. I will miss communicating with shareholders as we move forward with Pelican to navigate and provide value to the nuclear power industry.”

Q2 2024 FINANCIAL RESULTS

Revenue during Q2 2024 was $11.7 million an increase of $0.4 million compared to $11.3 million in Q1 2024, and revenue was $12.4 million in Q2 2023. The sequential improvement in revenues was primarily driven by our Design & Analysis business due to additional training and consulting work for new customers, offset by a sequential decrease in Workforce Solutions. The year-over-year decrease of $0.7 million was primarily due to the Workforce Solutions segment which saw a reduction of staffing needs from  major customers.

Engineering revenue was $9.3 million in Q2 2024 compared to $8.7 million in Q1 2024, and $9.0 million in Q2 2023. The increase in revenue was primarily attributable to our Design & Analysis business due to additional training & consulting work for new customers.

Workforce Solutions revenue was $2.4 million in Q2 2024 compared to $2.6 million in Q1 2024, and $3.3 million in Q2 2023. The sequential and year-over-year decreases are mainly due to the reduction in workforce requirements.

1

Gross profit in Q2 2024 was $3.7 million, or 31.3% of revenue. This compared to gross profit of $3.2 million, or 26.0% of revenue in Q2 2023, and $3.2 million, or 28.5% of revenue in Q1 2024. The increase in gross margin was primarily related to the Engineering segment’s revenue growth as well as the increased project efficiency which produced higher margins in the quarter.

Operating expenses in Q2 2024 were $3.4 million compared to $4.0 million in Q2 2023. Operating expenses were $4.7 million in Q1 2024. Operating expenses were lower due to an improved corporate cost structure. The Company continues to maintain tight expense controls despite inflationary pressures.

Operating income (loss) was approximately $0.3 million in Q2 2024, compared $(0.8) million in Q2 2023. Operating loss was $(1.5) million in Q1 2024.

Net loss in Q2 2024 was $(0.9) million or $(0.26) per basic and diluted share, compared to net loss of $(1.5) million or $(0.62) per basic and diluted share in Q2 2023. Net loss was $(2.0) million or $(0.63) per basic and diluted share in Q1 2024.

Adjusted net income1 totaled $0.1 million, or $0.02 per diluted share in Q2 2024, compared to adjusted net loss of $(1.3) million, or $(0.53) per diluted share, in Q2 2023. Adjusted net loss1 totaled $(1.1) million, or $(0.35) per diluted share in Q1 2024.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q2 2024 was approximately $(0.3) million, compared to $(0.4) million in Q2 2023. EBITDA for Q1 2024 was approximately $(1.2) million.

Adjusted EBITDA1 totaled $0.6 million in Q2 2024, compared to $(0.4) million in Q2 2023. Adjusted EBITDA1 totaled $(0.4) million in Q1 2024.

Backlog at June 30, 2024, was $34.7 million, including $30.4 million of Engineering backlog, and $4.3 million of Workforce Solutions.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of “EBITDA”, “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

Due to the impending transaction with Pelican, GSE Systems will not be conducting a conference call.

ABOUT GSE SOLUTIONS

Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
Ravi Khanna	Lytham Partners
Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$11,725	$12,387	$23,008	$23,260
Cost of revenue	8,051	9,172	16,118	17,650
Gross profit	3,674	3,215	6,890	5,610

Selling, general and administrative	3,070	3,653	7,430	8,441
Research and development	118	154	347	335
Restructuring charges	64	-	64	-
Depreciation	50	53	108	101
Amortization of definite-lived intangible assets	83	131	182	292
Total operating expenses	3,385	3,991	8,131	9,169

Operating income (loss)	289	(776)	(1,241)	(3,559)

Interest expense, net	(258)	(767)	(717)	(1,053)
Change in fair value of derivative instruments, net	(736)	171	(753)	240
Other (loss) income, net	(47)	(98)	7	(88)

Loss before income taxes	(752)	(1,470)	(2,704)	(4,460)

Expense (benefit) from income taxes	102	28	142	(11)

Net loss	$(854)	$(1,498)	$(2,846)	$(4,449)

Net (loss) income per common share - basic and diluted	$(0.26)	$(0.62)	$(0.89)	$(1.89)

Weighted average shares outstanding - basic and diluted	3,258,124	2,418,827	3,203,465	2,356,413

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,254	$2,250
Restricted cash, current	379	378
Contract receivables, net of allowance for credit loss	9,391	10,166
Prepaid expenses and other current assets	553	879
Total current assets	11,577	13,673

Equipment, software and leasehold improvements, net	650	754
Software development costs, net	761	750
Goodwill	4,908	4,908
Intangible assets, net	997	1,179
Restricted cash - long term	1,086	1,083
Operating lease right-of-use assets, net	297	413
Other assets	45	45
Total assets	$20,321	$22,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term note	1,200	810
Accounts payable	2,388	3,300
Accrued expenses	1,768	1,053
Accrued legal settlements	529	1,010
Accrued compensation	2,146	1,086
Billings in excess of revenue earned	4,974	5,119
Accrued warranty	166	176
Income taxes payable	1,776	1,701
Derivative liabilities	1,861	1,132
Other current liabilities	358	956
Total current liabilities	17,166	16,343

Long-term note, less current portion	-	637
Operating lease liabilities, noncurrent	301	357
Other noncurrent liabilities	80	126
Total liabilities	17,547	17,463

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 3,466,522 and 3,194,030 shares issued, 3,306,631 and 3,034,139 shares outstanding, respectively	34	32
Additional paid-in capital	87,253	86,983
Accumulated deficit	(81,554)	(78,708)
Accumulated other comprehensive income	40	34
Treasury stock at cost, 159,891 shares	(2,999)	(2,999)
Total stockholders’ equity	2,774	5,342
Total liabilities and stockholders’ equity	$20,321	$22,805

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net (loss) income, before considering interest expense, expense (benefit) from provision for income taxes, depreciation and amortization. References to Adjusted EBITDA excludes stock-based compensation expense and the impact of the change in fair value of derivative instruments. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss	$(854)	$(1,498)	$(2,846)	$(4,449)
Interest expense, net	258	767	717	1,053
Expense (benefit) from income taxes	102	28	142	(11)
Depreciation and amortization	228	267	487	560
EBITDA	(266)	(436)	(1,500)	(2,847)
Stock-based compensation expense	(274)	246	20	531
Change in fair value of derivative instruments, net	736	(171)	753	(240)
Restructuring charges	64	-	64	-
Advisory fees	300	-	776	-
Adjusted EBITDA	$560	$(361)	$113	$(2,556)

Adjusted Net Income (Loss) Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted Net Income (Loss) excludes the stock-based compensation expense, the impact of the change in fair value of derivative instruments, and amortization of intangible assets. Adjusted Net Income (Loss) and Adjusted Income (Loss) per Share (adjusted EPS) are not measures of financial performance under U.S. GAAP. Management believes Adjusted Net Income (Loss) and Adjusted Income (Loss) per Share, in addition to other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period, such as stock-based compensation expense. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP Adjusted Net Income (Loss) and Adjusted Income (Loss) per common Share to U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, is as follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss	$(854)	$(1,498)	$(2,846)	$(4,449)
Stock-based compensation expense	(274)	246	20	531
Change in fair value of derivative instruments, net	736	(171)	753	(240)
Restructuring charges	64	-	64	-
Advisory fees	300	-	776	-
Amortization of intangible assets related to acquisitions	83	131	182	292
Adjusted net income (loss)	55	(1,292)	(1,051)	(3,866)

Net loss per common share - diluted	(0.26)	(0.62)	(0.89)	(1.89)
Add back: Effect of stock-based compensation	(0.08)	0.11	0.01	0.24
Add back: Effect of change in fair value of derivative instruments, net	0.22	(0.07)	0.23	(0.11)
Add back: Effect of restructuring charges	0.02	-	0.02	-
Add back: Effect of advisory fees	0.09	-	0.24	-
Add back: Effect of amortization of intangible assets related to acquisitions	0.03	0.05	0.06	0.12
Adjusted net income (loss) per common share – diluted	$0.02	$(0.53)	$(0.33)	$(1.64)

Weighted average shares outstanding – diluted(1)	3,258,124	2,418,827	3,148,806	2,293,389

(1) During the three and six months ended June 30, 2024, we reported a U.S. GAAP net loss and an adjusted net income (loss). Accordingly, there were no dilutive shares from RSUs or other dilutive instruments that are included in the adjusted net income (loss) per share calculation, as all shares were considered anti-dilutive when calculating the net loss per share. During the three and six months ended June 30, 2023 we reported a U.S. GAAP net income and an adjusted net loss. Accordingly, there were no dilutive shares from RSUs or other dilutive instruments that are included in the adjusted net loss per share calculation, as all shares were considered anti-dilutive when calculating the net loss per share.